UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 24, 2011
Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)
Commission File Number: 001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)
5000 Walzem Rd.
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)
(210) 312-4000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement
On February 24, 2011, Rackspace US, Inc., a subsidiary of Rackspace Hosting, Inc. (“Rackspace”), entered into an amendment (the “Amendment”) to the Deed of Lease Agreement with Tarantula Ventures LLC, a subsidiary of DuPont Fabros Technology, Inc., dated July 31, 2009 (the “Lease”) to lease approximately 21,482 square feet of additional raised floor space. The additional leased space will be provided with a maximum critical load power of 3.9 megawatts. The Amendment provides for (i) a commencement date at the later of February 1, 2012 and the date on which the Landlord delivers possession of the premises to Rackspace with certain pre-conditions satisfied, and (ii) a term of 15 years from the commencement date. Upon the expiration of the 15 year term, Rackspace has the option to renew the lease for the additional space for two successive five year periods. Upon renewal, the rent can be reviewed and adjusted to market level, as set out in the Lease.
The Amendment also provides for the termination of prior leased space of approximately 5,400 square feet which is provided with a maximum critical load power of approximately 0.9 megawatts.
Rackspace's estimated financial obligation for the additional leased space, over the 15 year term, inclusive of base lease payments and Rackspace's pro-rata share of operating expenses, and net of the terminated lease space, is approximately $88 million.
The obligations of the tenant, Rackspace US, Inc., under the Amendment are guaranteed by Rackspace.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Please refer to the description of the guarantee of the Amendment obligations disclosed in Item 1.01 above.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.

Date: March 2, 2011	By:	/s/ Bruce R. Knooihuizen
Bruce R. Knooihuizen
Chief Financial Officer, Senior Vice President, and Treasurer

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